Exhibit 99

Medicare Coverage Date for Diapulse Wound Treatment

    GREAT NECK, N.Y.--(BUSINESS WIRE)--March 25, 2004--Diapulse Corporation of America (OTC- DIAC) announced today that Centers for Medicare and Medicaid Services (CMS) will issue a National Coverage Determination (NCD) providing coverage for the Diapulse Wound Treatment System, with an effective date July 1, 2004.
    As a result of a Formal Request for Reconsideration submitted by the Company outlining an error in a prior decision that omitted Diapulse from Medicare coverage for treatment of chronic wounds, CMS will now cover Diapulse electromagnetic therapy.
    David M. Ross, Vice President of Diapulse Corporation of America, said, "The issuance of the NCD will enable hospitals, nursing homes, physicians and rehabilitation clinics to obtain reimbursement for Diapulse Therapy on patients treated with chronic wounds."
    Under Nationally Covered Indications, the use of Diapulse will be covered for payment as an adjunct for chronic Stage III or Stage IV pressure ulcers, arterial ulcers, diabetic ulcers, and venous stasis ulcers.
    "Providing coverage for Diapulse Therapy is a significant step to help millions of Americans suffering with chronic wounds that have not responded to previous treatments and also ease the burden on Medicare costs," said Mr. Ross.
    For patients in home care, the Company intends to supply additional information to CMS and request them to provide further coverage since Diapulse has been successfully used for many years to treat wounds on patients in their home.
    "It would be unfair to deny disabled and elderly patients confined to home from coverage when Diapulse is prescribed, which for many patients would be more cost effective in helping Medicare save money," he said.
    A major advantage of Diapulse Technology is that it can safely and effectively treat through bandages, clothing, plaster casts and surgical dressings to help reduce swelling and pain.
    Diapulse Corporation of America, a publicly traded Company listed Over-The-Counter Symbol DIAC, is the pioneer and leader in the biophysical therapeutic effects of non-thermal pulsed electromagnetic energy in medicine. The Company manufacturers, researches and develops the proprietary Diapulse Technology, indicated for the adjunctive use in the palliative treatment of postoperative edema and pain in superficial soft tissues. Diapulse is a registered trademark of Diapulse Corporation of America.

    CONTACT: Diapulse Corporation of America
             David Ross, 516-466-3030